Filed pursuant to Rule 433(d)

Registration Nos. 333-176018 and

333-176018-05

FINAL TERM SHEET, dated April 2, 2014

$1,007,165,000

John Deere Owner Trust 2014

Issuing Entity

$ 308,000,000	Class A-1	0.20000% Asset Backed Notes
$ 292,000,000	Class A-2	0.45% Asset Backed Notes
$ 313,000,000	Class A-3	0.92% Asset Backed Notes
$ 94,165,000	Class A-4	1.45% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$308,000,000	$292,000,000	$313,000,000	$94,165,000
Per Annum Interest Rate	0.20000%	0.45%	0.92%	1.45%
Final Scheduled Payment Date	May 1, 2015	September 15, 2016	April 16, 2018	July 15, 2020
Initial Public Offering Price	100.00000%	99.99609%	99.98398%	99.98187%
Ratings (Moody’s/ Fitch)	Prime-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning May 15, 2014 (subject to the business day convention)	Monthly, beginning May 15, 2014 (subject to the business day convention)	Monthly, beginning May 15, 2014 (subject to the business day convention)	Monthly, beginning May 15, 2014 (subject to the business day convention)
Weighted Average Life(2)	0.34	1.10	2.25	3.33
CUSIP	47787V AA9	47787V AB7	47787V AC5	47787V AD3

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: April 2, 2014.

Expected Settlement Date: April 9, 2014.

Initial Note Value: $1,032,994,050 (discount rate: 4.00%)

Certificate Principal Amount: $25,829,050

Initial Reserve Account Deposit: $10,329,941

Specified Reserve Account Balance: $10,329,941

BofA Merrill Lynch	Barclays	HSBC

Mitsubishi UFJ Securities		RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.